                                                                   EXHIBIT 10(H)




                                  AGREEMENT

   THIS AGREEMENT is made on March 11, 1996, effective as of February 1, 1996, by and between THE PROGRESSIVE CORPORATION, an Ohio corporation (which, together with its direct and indirect subsidiaries, is referred to herein as "Company"), and BRUCE W. MARLOW ("Employee").

                            W I T N E S S E T H :

   WHEREAS, Employee is currently an employee and Chief Operating Officer of Company; and

   WHEREAS, Employee has been assigned the responsibility, among others, of developing a plan to reorganize the management structure of Company ("Reorganization Plan"); and

   WHEREAS, Company desires to provide Employee with assurances of financial security in connection with the development of the Reorganization Plan; and

   WHEREAS, the parties desire to set forth the terms and scope of such assurances;

   NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, which consideration both parties recognize as adequate and sufficient to support this agreement, the parties hereto agree as follows:

1. Financial Assurances.

   (a) If, at any time during the term of this Agreement, Employee's employment with Company ends, by decision of the Company or voluntary departure or resignation by the Employee, but only in the event the end of such employment is not due to Employee's death or total disability or a decision by the Company based on justifiable cause (as hereinafter defined), then, upon any such termination as qualified above (a "Covered Termination"):

         (i) Salary Factor. Beginning forty-five (45) days after the Termination Date (as hereinafter defined), Employee shall receive twelve (12) quarterly payments, each in an amount equal to 25% of Employee's annual salary three days before the Termination Date (but not less than $139,500 each); and

         (ii) Bonus Factor. Beginning six (6) months after the Termination Date, Employee shall receive three annual payments of $558,000 each; and

         (iii)Stock Options. Company and Employee shall promptly amend all such stock option agreements in effect on the Termination Date between Company and Employee as shall be necessary so that all unvested stock options held by Employee on the Termination Date which, but for the Covered Termination, would have vested within three (3) years of the Termination Date, shall vest on the Termination Date and shall be exercisable, in whole or in part, by Employee at any time on or before the fifth anniversary thereof.

    b) Any notice of the termination of Employee's employment with Company given by either party shall be in writing and shall be effective two
        (2) business days after the date such notice is received by the other party (such effective date being herein referred to as the "Termination Date"). Notice to Employee shall be deemed received when received by Employee and notice to the Company shall be deemed received when received by the Company's Chief Executive Officer (provided such person is a person other than Employee), its Chief Human Resources Officer, its Chief Legal Officer or the respective persons holding equivalent positions if such titles are not in use at the time such delivery is made.

   (c) For purposes of this Agreement, "justifiable cause" means the commission of a felony, theft of or intentional significant damage to the property or business of Company, gross dereliction of duty, or fraud.

2. Reduction in Benefits.

   Notwithstanding anything herein to the contrary, the amounts to be paid to Employee pursuant to Sections 1(a)(i) and (ii) hereof, and the number of stock options held by Employee that will become subject to accelerated vesting as provided in Section 1(a)(iii), upon any Covered Termination will be reduced by one-half (1/2) if the Termination Date occurs at any time after January 31, 1999 and before the Expiration Date (as hereinafter defined).

3. Other Stock Options.

   Any stock options held by Employee which are vested and exercisable on the Termination Date other than by reason of Section 1(a)(iii) shall not be affected by this Agreement, but shall continue to be governed by and subject to the terms of the related incentive plan and stock option agreement(s).

4. Other Separation Benefits.

   Employee agrees that if a Covered Termination should occur, the payments and benefits provided for hereunder shall be accepted in lieu of any payments or benefits to which Employee might otherwise be entitled under Company's Separation Allowance Plan or any other plan or arrangement which provides for severance or separation payments or allowances ("Other Separation Benefits") and hereby waives, if a Covered Termination should occur, any and all rights and claims that he may now or hereafter have to any Other Separation Benefits; provided, however, that such waiver shall terminate on the Expiration Date without further action of the parties if Employee remains in the employ of the Company through such Expiration Date. This agreement shall not affect Employee's rights under COBRA or any of the Company's savings or retirement plans, to wit: its Pension Plan, Retirement Security Program and Executive Deferred Compensation Plan, and any successors thereto, to or in which Employee may be or become a party or participant.

5. Public Announcements.

   In the event of a Covered Termination, the text of any related public announcement or communication regarding such termination, and of any letter or letters of reference requested by Employee, shall be subject to the prior approval of both of the parties hereto, subject to all applicable legal requirements. The parties each agree to cooperate fully to complete all of such materials in an expeditious manner and to ensure the fairness and reasonableness of all statements contained therein.

6. Expiration.

   This Agreement shall commence as of February 1, 1996, and terminate and expire on January 31, 2000 (the "Expiration Date"). Neither of the parties hereto shall have any rights or obligations hereunder on or after the Expiration Date; except that if a Covered Termination occurs prior to the Expiration Date, Employee shall be entitled to the benefits provided for at Sections 1(a)(I)-(iii) hereof with respect to such Covered Termination and Company shall be entitled to the benefits provided for at Sections 7 and 8 hereof, to the extent therein provided.

7. Confidential Information.

   (a) Employee acknowledges that, as an employee and Chief Operating Officer of the Company, he owes the Company the duties of undivided loyalty and good faith. Accordingly, and in consideration of the commitments made to Employee hereunder, Employee agrees that he will not, directly or indirectly, at any time during the three year period (if any) beginning on the Termination Date (the "Designated Period"), reveal or disclose to any person or entity (other than Company) any Confidential Information (as defined below); nor, during such period, shall he use any Confidential Information for his own benefit or for the benefit of any other person or entity (other than the Company).

   (b) For purposes hereof, "Confidential Information" shall mean and include all information relating to Company, its business or operations, including, without limitation, customer and prospect lists, strategic plans and initiatives, rating methods, underwriting and marketing techniques and strategies, and similarly proprietary ideas, concepts, "know-how", and methods employed by Company in the conduct of its insurance business. Notwithstanding the foregoing, it is agreed and understood that Confidential Information shall not include information that:

         (i) is a matter of public knowledge or becomes publicly known or within the public domain other than as a result of any breach of this Agreement;

         (ii) has been or is subsequently disclosed to Employee by a third party who is not under an obligation to maintain its confidentiality;

         (iii)was known by Employee prior to the date of his employment by Company; or

         (iv) has been disclosed by Company to others on an unrestricted basis.

8. Non-Competition. In further consideration of the commitments made to Employee hereunder, Employee hereby covenants and agrees that, during the Designated Period, he will not, directly or indirectly, for himself or on behalf of any other person or entity (other than the Company), as employee, owner, partner, principal, stockholder, advisor, consultant or otherwise,

     (a) compete with Company in the personal lines automobile insurance business, or in any other line of business in which Company is actively engaged to a financially significant extent as of the Termination Date, in any county or municipality anywhere within the continental United States in which Company is then engaged in such business, or (b) hire, solicit or entice away any of Company's officers or employees, without the Company's prior written consent. Notwithstanding the foregoing, Employee may own, of record or beneficially, up to two percent (2%) of the outstanding voting securities of any publicly traded corporation that competes with Company without being deemed to be in violation of this Section.

   9.  Remedies.

     (a) Any breach of this Agreement on the part of either party will entitle the other party to damages, injunctive relief and/or forfeiture of any remaining rights, payments and benefits under this Agreement, except that, with respect to any forfeiture asserted by either party, the party asserting that a forfeiture has occurred shall give the other party written notice of the nature of any alleged breach by such other party and if such other party fails to cure such alleged breach within seven (7) days after receipt of such notice, then the forfeiture shall occur. If such forfeiture shall have arisen due to a breach by Employee, then Employee shall not be entitled to receive any of the then unpaid amounts to be paid to Employee pursuant to Sections 1(a)(I) and

          (ii) hereof, and any stock options then held by Employee that became subject to accelerated vesting as provided in Section 1(a)(iii) shall immediately terminate as of the date of such breach.

                In the event Company gives Employee notice of any such alleged breach, as provided in this Section, then Employee's right to exercise those stock options that will be terminated if such alleged breach is not cured as provided above, shall be suspended for the aforesaid seven (7) day cure period.

     (b) The parties hereto agree that, in the event there is any breach of the terms, covenants or conditions of this Agreement, injunctive relief shall lie for the enforcement of this Agreement, in addition to any and all other remedies that may be available in law or in equity, which other remedies shall be retained without waiver or release regardless of whether an injunction shall be issued. Each party waives, to the extent permitted by law, any claim or defense that there is an adequate remedy at law. The prevailing party in any action by a party hereto to compel compliance with this Agreement shall be entitled to recover its reasonable costs and attorney fees in such proceeding.

10. Savings Clause. If either party shall institute any action or proceeding to enforce any of the provisions of this Agreement, and if such provision is deemed unenforceable by the court or other tribunal having jurisdiction over such action or proceeding, the parties hereto agree that such provision shall be deemed to be restricted or modified to the extent necessary to render same enforceable by such court or other tribunal and, to that end, such court or tribunal is hereby authorized to "re-write" such provision in order to provide for the enforceability thereof to the maximum extent permissible under Ohio law and the parties hereto agree to abide by such court's determination.

11. Withholding. All payments to be made by Company under this Agreement are subject to applicable tax withholding and other legally required deductions.

12. Complete Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and no representations, undertakings or agreements in relation thereto exist except as herein expressly set forth. This Agreement may not be amended or modified orally, but only by an instrument in writing duly executed by or on behalf of both parties hereto.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective heirs, legal representatives, successors and permitted assigns. Neither party may assign or transfer this Agreement, or any of its/his rights or obligations hereunder, without the prior written consent of the other party. Employee shall not have any right to pledge or encumber any amounts payable hereunder, and no amounts payable hereunder shall be assignable or transferable in anticipation of payment.

   14. Choice of Law. This Agreement has been made in the State of Ohio and shall in all respects be interpreted in accordance with and governed by the laws of the State of Ohio.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                            THE PROGRESSIVE CORPORATION ("Company")


                          By:_/s/__David M. Schneider____________

Title:_____Sec'y_______________________




                            BRUCE W. MARLOW     ("Employee")


                        ____/s/_Bruce W. Marlow_________________